UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 28, 2006

Material Sciences Corporation

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	01-8803	95-2673173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 East Pratt Boulevard

Elk Grove Village, Illinois 60007

(Address of Principal Executive Offices, including Zip Code)

(847) 439-2210

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02 Termination of a Material Definitive Agreement.

On September 28, 2006, the Board of Directors of Material Sciences Corporation (“MSC”) elected to change the composition of its Executive Committee of the Board. Effective October 7, 2006, Curtis G. Solsvig III will step down as a member of the Executive Committee and Samuel Licavoli will become a member of the Executive Committee. Mr. Solsvig has served as the chairman of the Executive Committee since December 1, 2005 and his commitment to MSC has been of significant importance to the Executive Committee. As previously disclosed, so long as Mr. Solsvig served as chairman of the Executive Committee, he received an additional director’s fee of $100,000 per fiscal quarter, which was to be reviewed by the Board quarterly. The Board reserved the authority to adjust or terminate the fee at any time and the fee would be pro rated for any quarter of partial service. Accordingly, payment of this additional director fee to Mr. Solsvig will end on October 6, 2006, and Mr. Solsvig will receive a pro rata share of that fee for the current fiscal quarter through such date. The members of the Executive Committee, which as of October 7, 2006 will consist of Dr. Ronald A. Mitsch (as chairman), Clifford D. Nastas and Samuel Licavoli, will not receive any direct or indirect compensation for serving on the Executive Committee other than compensation for service as a director of MSC. At the discretion of the Board, members of this committee may be entitled to additional compensation for service on this committee or as its chairman at some point in the future. Any such compensation will be reviewed by the Board on a quarterly basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATERIAL SCIENCES CORPORATION

/s/ James M. Froisland
By:	James M. Froisland
Its:	Senior Vice President, Chief Financial Officer,
Chief Information Officer and Corporate Secretary

Date: October 3, 2006